As filed with the Securities and Exchange Commission on April 29, 2008.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

SunTrust Banks, Inc.

(Exact name of registrant as specified in its charter)

Georgia	58-1575035
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

303 Peachtree Street, N.E., Atlanta, Georgia 30308

(Address, including zip code, of registrant’s principal executive offices)

SunTrust Banks, Inc. 2004 Stock Plan

(Full title of the plan)

RAYMOND D. FORTIN

CORPORATE EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL

SUNTRUST BANKS, INC.

303 PEACHTREE STREET, N.E.

ATLANTA, GEORGIA 30308

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

KEITH M. TOWNSEND

King & Spalding LLP

1180 Peachtree Street, N.E.

Atlanta, Georgia 30309

(404) 572-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $1.00 per share	5,000,000 shares (2)	$52.25	$261,250,000.00	$10,268.00

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and 457(h)(1) on the basis of the high and low sales prices of Common Stock of SunTrust Banks, Inc. (the “Company”) on the New York Stock Exchange on April 23, 2008.
(2)	Pursuant to Rule 416(a), this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the plans as the result of any future stock splits, stock dividends or similar transactions.

EXPLANATORY NOTE

SunTrust Banks, Inc. (the “Company”) filed a registration statement on Form S-8 on April 20, 2004 (File No. 333-114625) (the “Prior Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 14,536,681 shares of the Company’s common stock, par value $1.00 per share (“Common Stock”) issuable pursuant to the SunTrust Banks, Inc. 2004 Stock Plan (the “2004 Stock Plan”). This number included 14,000,000 shares reserved for issuance under the 2004 Stock Plan and 536,681 shares then remaining available for issuance under the Company’s 2000 Stock Plan. The Company is filing this registration statement on Form S-8 (the “Registration Statement”) pursuant to and in accordance with General Instruction E of Form S-8 to register an additional 5,000,000 shares of Common Stock to be issued to employees of the Company and certain subsidiaries and to directors of the Company pursuant to the 2004 Stock Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to eligible participants in the 2004 Stock Plan, as specified by Rule 428(b) of the Securities Act. Consistent with the instructions of Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The contents of the Prior Registration Statements are incorporated by reference into this Registration Statement. In addition, the following documents filed with the Commission are hereby incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007;

(b)	The Company’s Current Reports on Form 8-K dated February 16, 2007 (filed on January 7, 2008), February 12, 2008 (except Item 7.01 and the related Exhibit 99.1 included in Item 9.01), February 26, 2008, February 28, 2008, March 17, 2008, April 17, 2008 and April 22, 2008 (except Item 7.01 and the related Exhibits 99.1 and 99.2 included in Item 9.01); and

(c)	The description of the Registrant’s common stock, par value $1.00 per share, set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating that description.

All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 5. Interests of Named Experts and Counsel

The legality of the securities offered hereby has been passed upon by Raymond D. Fortin, Esq., Corporate Executive Vice President and General Counsel of the Company, who beneficially owns 38,480 shares of Common Stock and has options to purchase 71,563 shares of Common Stock.

Item 6. Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the Georgia Business Corporation Code (the “GBCC”) and the Amended and Restated Bylaws of the Registrant referred to below.

Statutory Authority

The GBCC allows a corporation, pursuant to the corporation’s articles of incorporation, bylaws, contract or resolution approved or ratified by the corporation’s shareholders, to indemnify or obligate itself to indemnify a director or officer made party to a proceeding, including a proceeding brought by or in the right of the corporation. In addition, the GBCC permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provisions shall eliminate or limit the liability of a director: (A) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision, which has been adopted by the Registrant, pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the federal securities laws).

Bylaw Authority

Article VII of the Registrant’s Amended and Restated Bylaws provides:

SECTION 1. Definitions.

As used in this Article, the term:

(A) “Corporation” includes any domestic or foreign predecessor entity of this Corporation in a merger or other transaction in which the predecessor’s existence ceased upon completion of the transaction.

(B) “Director” means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A “director” is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. “Director” includes, unless the context requires otherwise, the estate or personal representative of a director.

(C) “Disinterested director” means a director who at the time of a vote referred to in Section 3(C) or a vote or selection referred to in Section 4(B), 4(C) or 7(A) is not: (i) a party to the proceeding; or (ii) an individual who is a party to a proceeding having a familial, financial, professional, or employment relationship with the director whose indemnification or advance for expenses is the subject of the decision being made with respect to the proceeding, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director’s judgment when voting on the decision being made.

(D) “Employee” means an individual who is or was an employee of the Corporation or an individual who, while an employee of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. An “Employee” is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. “Employee” includes, unless the context requires otherwise, the estate or personal representative of an employee.

(E) “Expenses” includes counsel fees.

(F) “Liability” means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

(G) “Officer” means an individual who is or was an officer of the Corporation which for purposes of this Article VII shall include an assistant officer, or an individual who, while an Officer of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other entity. An “Officer” is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. “Officer” includes, unless the context requires otherwise, the estate or personal representative of an Officer.

(H) “Official capacity” means: (i) when used with respect to a director, the office of a director in a corporation; and (ii) when used with respect to an Officer, the office in a corporation held by the Officer. Official capacity does not include service for any other domestic or foreign corporation or any partnership, joint venture, trust, employee benefit plan, or other entity.

(I) “Party” means an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(J) “Proceeding” means any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal.

SECTION 2. Basic Indemnification Arrangement.

(A) Except as provided in subsection (D) below and, if required by Section 4 below, upon a determination pursuant to Section 4 in the specific case that such indemnification is permissible in the circumstances under this subsection because the individual has met the standard of conduct set forth in this subsection (A), the Corporation shall indemnify an individual who is made a party to a proceeding because he is or was a director or Officer against liability incurred by him in the proceeding if he conducted himself in good faith and, in the case of conduct in his official capacity, he reasonably believed such conduct was in the best interest of the Corporation, or in all other cases, he reasonably believed such conduct was at least not opposed to the best interests of the Corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

(B) A person’s conduct with respect to an employee benefit plan for a purpose he believes in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection 2(A) above.

(C) The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the proposed indemnitee did not meet the standard of conduct set forth in subsection 2(A) above.

(D) The Corporation shall not indemnify a person under this Article in connection with: (i) a proceeding by or in the right of the Corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that such person has met the relevant standard of conduct under this section; or (ii) with respect to conduct for which such person was adjudged liable on the basis that personal benefit was improperly received by him, whether or not involving action in his official capacity.

SECTION 3. Advances for Expenses.

(A) The Corporation may advance funds to pay for or reimburse the reasonable expenses incurred by a director or Officer who is a party to a proceeding because he is a director or Officer in advance of final disposition of the proceeding if: (i) such person furnishes the Corporation a written affirmation of his good faith belief that he has met the relevant standard of conduct set forth in subsection 2(A) above or that the proceeding involves conduct for which liability has been eliminated under the Corporation’s Articles of Incorporation; and (ii) such person furnishes the Corporation a written undertaking meeting the qualifications set forth below in subsection 3(B), executed personally or on his behalf, to repay any funds advanced if it is ultimately determined that he is not entitled to any indemnification under this Article or otherwise.

(B) The undertaking required by subsection 3(A)(ii) above must be an unlimited general obligation of the director or Officer but need not be secured and shall be accepted without reference to financial ability to make repayment.

(C) Authorizations under this Section shall be made: (i) by the Board of Directors: (a) when there are two or more disinterested directors, by a majority vote of all disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; or (b) when there are fewer than two disinterested directors, by a majority of the directors present, in which authorization directors who do not qualify as disinterested directors may participate; or (ii) by the shareholders, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to the proceeding may not be voted on the authorization.

SECTION 4. Authorization of and Determination of Entitlement to Indemnification.

(A) The Corporation shall not indemnify a director or Officer under Section 2 above unless authorized thereunder and a determination has been made for a specific proceeding that indemnification of such person is permissible in the circumstances because he has met the relevant standard of conduct set forth in subsection 2(A) above; provided, however, that regardless of the result or absence of any such determination, to the extent that a director or Officer has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or Officer, the Corporation shall indemnify such person against reasonable expenses incurred by him in connection therewith.

(B) The determination referred to in subsection 4(A) above shall be made:

(i) If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

(ii) by special legal counsel:

(1) selected by the Board of Directors or its committee in the manner prescribed in subdivision (i); or

(2) If there are fewer than two disinterested directors, selected by the Board of Directors (in which selection directors who do not qualify as disinterested directors may participate); or

(iii) by the shareholders; but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

(C) Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses of a director or Officer in the specific case shall be made in the same manner as the determination that indemnification is permissible, as described in subsection 4(B) above, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection 4(B)(ii)(2) above to select counsel.

(D) The Board of Directors, a committee thereof, or special legal counsel acting pursuant to subsection (B) above or Section 5 below, shall act expeditiously upon an application for indemnification or advances, and cooperate in the procedural steps required to obtain a judicial determination under Section 5 below.

(E) The Corporation may, by a provision in its Articles of Incorporation or Bylaws or in a resolution adopted or a contract approved by its Board of Directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification or advance funds to pay for or reimburse expenses consistent with this part. Any such obligatory provision shall be deemed to satisfy the requirements for authorization referred to in Section 3(C) or Section 4(C).

SECTION 5. Court-Ordered Indemnification and Advances for Expenses.

A director or Officer who is a party to a proceeding because he is a director or Officer may apply for indemnification or advances for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall order indemnification or advances for expenses if it determines that:

(i) The director is entitled to indemnification or advances of expenses under this part; or

(ii) In view of all the relevant circumstances, it is fair and reasonable to indemnify the director or Officer or to advance expenses to the director or Officer, even if the director or Officer has not met the relevant standard of conduct set forth in subsection 2(A) above, failed to comply with Section 3, or was adjudged liable in a proceeding referred to in subsections (i) or (ii) of Section 2(D), but if the director or Officer was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding, unless the Articles of Incorporation of the Corporation or a Bylaw, contract or resolution approved or ratified by shareholders pursuant to Section 7 below provides otherwise.

If the court determines that the director or Officer is entitled to indemnification or advance for expenses, it may also order the Corporation to pay the director’s or Officer’s reasonable expenses to obtain court-ordered indemnification or advance for expenses. The court may summarily determine, without a jury, the Corporation’s obligation to advance expense.

SECTION 6. Indemnification of Officers and Employees.

(A) Unless the Corporation’s Articles of Incorporation provide otherwise, the Corporation shall indemnify and advance expenses under this Article to an employee of the Corporation who is not a director or Officer to the same extent, consistent with public policy, as to a director or Officer.

(B) The Corporation may indemnify and advance expenses under this Article to an Officer of the Corporation who is a party to a proceeding because he is an Officer of the Corporation: (i) to the same extent as a director; and (ii) if he is not a director, to such further extent as may be provided by the Articles of Incorporation, the Bylaws, a resolution of the Board of Directors, or contract except for liability arising out of conduct that is enumerated in subsections (A)(i) through (A)(iv) of Section 7.

The provisions of this Section shall also apply to an Officer who is also a director if the sole basis on which he is made a party to the proceeding is an act or omission solely as an Officer.

SECTION 7. Shareholder Approved Indemnification.

(A) If authorized by the Articles of Incorporation or a Bylaw, contract or resolution approved or ratified by shareholders of the Corporation by a majority of the votes entitled to be cast, the Corporation may indemnify or obligate itself to indemnify a person made a party to a proceeding, including a proceeding brought by or in the right of the Corporation, without regard to the limitations in other sections of this Article, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to any existing or threatened proceeding that would be covered by the authorization may not be voted on the authorization. The Corporation shall not indemnify a person under this Section 7 for any liability incurred in a proceeding in which the person is adjudged liable to the Corporation or is subjected to injunctive relief in favor of the Corporation:

(i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation;

(ii) for acts or omissions which involve intentional misconduct or a knowing violation of law;

(iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or

(iv) for any transaction from which he received an improper personal benefit.

(B) Where approved or authorized in the manner described in subsection 7(A) above, the Corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

(i) the proposed indemnitee furnishes the Corporation a written affirmation of his good faith belief that his conduct does not constitute behavior of the kind described in subsection 7(A)(i) — (iv) above; and

(ii) the proposed indemnitee furnishes the Corporation a written undertaking, executed personally, or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification.

SECTION 8. Liability Insurance.

The Corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee, or agent of the Corporation or who, while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify him against the same liability under Section 2 or Section 3 above.

SECTION 9. Witness Fees.

Nothing in this Article shall limit the Corporation’s power to pay or reimburse expenses incurred by a person in connection with his appearance as a witness in a proceeding at a time when he is not a party.

SECTION 10. Report to Shareholders.

If the Corporation indemnifies or advances expenses to a director in connection with a proceeding by or in the right of the Corporation, the Corporation shall report the indemnification or advance, in writing, to shareholders with or before the notice of the next shareholders’ meeting.

SECTION 11. Severability.

In the event that any of the provisions of this Article (including any provision within a single section, subsection, division or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions of this Article shall remain enforceable to the fullest extent permitted by law.

SECTION 12. Indemnification Not Exclusive.

The rights of indemnification provided in this Article VII shall be in addition to any rights which any such director, Officer, employee or other person may otherwise be entitled by contract or as a matter of law.

SECTION 13. Amendments to Georgia Business Corporation Code.

In the event that, following the date of these Bylaws, the Georgia Business Corporation Code is amended to expand the indemnification protections that a Georgia corporation is permitted to provide to its directors, Officers and/or Employees, as applicable, the indemnification protections set forth in this Article VII shall be automatically amended, without any further action by the Board of Directors, the shareholders of the Corporation or the Corporation, to provide the same indemnification protections to the fullest extent provided by such amendments to the Georgia Business Corporation Code.

Item	8. Exhibits

Exhibit	Description

4.1	Amended and Restated Articles of Incorporation of the Registrant effective November 14, 1989, as amended effective as of April 24, 1998 (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K filed March 26, 1999), as amended effective April 18, 2000 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed May 15, 2000), as amended September 6, 2006 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed September 12, 2006), as amended October 23, 2006 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-A filed October 24, 2006), and as amended effective April 17, 2007 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed April 17, 2007).

4.2	Bylaws of the Registrant, as amended effective November 13, 2007 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed November 14, 2007).

5.1	Opinion of Raymond D. Fortin, Esq.

10.1	SunTrust Banks, Inc. 2004 Stock Plan (as amended and restated) (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on February 15, 2008 and incorporated herein by reference)

23.1	Consent of Ernst & Young LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Raymond D. Fortin, Esq. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on this 29th day of April, 2008.

SUNTRUST BANKS, INC.

By:	/s/ James M. Wells III
James M. Wells III President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Raymond D. Fortin and Mark A. Chancy, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such persons and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacity indicated on the 29th day of April, 2008.

Signature	Title

/s/ James M. Wells III James M. Wells III	President, Chief Executive Officer and Director

/s/ Mark A. Chancy Mark A. Chancy	Corporate Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Thomas E. Panther Thomas E. Panther	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

Signature	Title

/s/ Robert M. Beall, II Robert M. Beall, II	Director

/s/ Alston D. Correll Alston D. Correll	Director

/s/ Jeffrey C. Crowe Jeffrey C. Crowe	Director

/s/ Patricia C. Frist Patricia C. Frist	Director

/s/ Blake P. Garrett, Jr. Blake P. Garrett, Jr.	Director

/s/ David H. Hughes David H. Hughes	Director

/s/ M. Douglas Ivester M. Douglas Ivester	Director

/s/ J. Hicks Lanier J. Hicks Lanier	Director

/s/ G. Gilmer Minor, III G. Gilmer Minor, III	Director

/s/ Larry L. Prince Larry L. Prince	Director

/s/ Frank S. Royal, M.D. Frank S. Royal, M.D.	Director

Signature	Title

Karen Hastie Williams	Director

/s/ Dr. Phail Wynn, Jr. Dr. Phail Wynn, Jr.	Director

EXHIBIT INDEX

Exhibit	Description

4.1	Amended and Restated Articles of Incorporation of the Registrant effective November 14, 1989, as amended effective as of April 24, 1998 (incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-K filed March 26, 1999), as amended effective April 18, 2000 (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed May 15, 2000), as amended September 6, 2006 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed September 12, 2006), as amended October 23, 2006 (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-A filed October 24, 2006), and as amended effective April 17, 2007 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed April 17, 2007).

4.2	Bylaws of the Registrant, as amended effective November 13, 2007 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed November 14, 2007).

5.1	Opinion of Raymond D. Fortin, Esq.

10.1	SunTrust Banks, Inc. 2004 Stock Plan (as amended and restated) (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Commission on February 15, 2008 and incorporated herein by reference)

23.1	Consent of Ernst & Young LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Raymond D. Fortin, Esq. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)